EXHIBIT 99.3

                                  NEWS RELEASE


              Pioneer and Woodside Agree to Jointly Explore for Gas
                             on Gulf of Mexico Shelf

Dallas, Texas, January 23, 2003 -- Pioneer Natural Resources Company ("Pioneer")
(NYSE:PXD) and Woodside  Energy (USA) Inc., a subsidiary of Woodside Energy Ltd.
of Australia (ASX:WPL) have agreed to a joint exploration program for a two-year campaign over the shallow-water Texas Shelf region of the Gulf of Mexico.

Under the agreement, Woodside has taken a 50% interest in 47 offshore exploration blocks operated by Pioneer. The agreement covers eight prospects and 19 leads and includes five wells in 2003 and three in 2004. The agreement represents a total cost to Woodside of US$55 million. Most of the wells will target gas plays below 15,000 feet (4500 meters).

The eight wells to be drilled by the parties in 2003 and 2004 are on prospects generated and leased by Pioneer since 1997. In addition, the companies will evaluate for potential inclusion in the drilling program shallower gas prospects on other blocks covered by the leases.

Woodside's Director of New Ventures, Dr. Agu Kantsler, said the Pioneer agreement is a key building block in Woodside's growth strategy. It provides the company with a cost-effective opportunity to participate in and evaluate the Gulf of Mexico shelf gas play.

"The Gulf of Mexico is one of  Woodside's  four  focus  areas in our  search for
international   exploration  and  production  opportunities  to  complement  our
Australian interests," Dr. Kantsler said. "Through this transaction, we continue our staged  approach to building a balanced  portfolio of shallow and  deepwater opportunities in the Gulf of Mexico to manage risk and reward."

Pioneer's Executive Vice President of Exploration, Chris Cheatwood, said drilling of the first of five wells is expected to begin before the end of March. "By combining both companies' technical expertise and capital, we can better manage our risk and properly test a broader portfolio of prospects," he said.

Dr.  Kantsler  said  the  Pioneer   acreage   targets   emerging  deep  gas,  an
under-explored  play that has  attracted  significant  interest  in the past few years,  primarily because  discoveries can be brought into production within six months to two years due to their  proximity  to  existing  infrastructure. "This opportunity  offers the  potential  for Woodside to achieve gas  production  and revenue from the Gulf shelf within the next two years," Dr. Kantsler said.

Woodside Energy Ltd. is Australia's largest exploration and production company by market capitalization and is operator of the North West Shelf Venture, Australia's largest resource project. Its interests include Australia, Gulf of Mexico, North Africa and West Africa.

Pioneer is a large U.S. independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa,
Gabon and Tunisia.

Except for historical  information contained herein, the statements in this News
Release are forward-looking statements that are made pursuant to the Safe Harbor
Provisions   of  the  Private   Securities   Litigation   Reform  Act  of  1995.
Forward-looking  statements  and  the  business  prospects  of  Pioneer  Natural
Resources  Company are subject to a number of risks and  uncertainties  that may cause Pioneer's  actual results in future periods to differ  materially from the forward-looking  statements.  These risks and uncertainties include, among other
things,   volatility  of  oil  and  gas  prices,   product  supply  and  demand,
competition,   government  regulation  or  action,  foreign  currency  valuation changes,  foreign government tax and regulation changes,  litigation,  the costs and results of drilling and operations,  Pioneer's  ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access  to and cost of  capital,  uncertainties  about  estimates  of  reserves, quality of technical  data,  environmental  and weather  risks.  These and other risks are  described in Pioneer's  10-K and 10-Q Reports and other  filings with the Securities and Exchange Commission.





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
Pioneer Natural Resources Company         Woodside Energy Ltd. & Subsidiaries
5205 N. O'Connor Blvd., Suite 1400        ACN 004 898 962
Irving, Texas  75039                      1 Adelaide Terrace, Perth, Western Australia  6000
Tel: 972 444 9001                         Tel: 61 8 9348 4000   Fax: 61 8 9348 5539
www.pioneernrc.com                        www.woodside.com.au

Investment and Media Contact:             Media Contact:
Susan Spratlen, Vice President,           Rob Millhouse, Public Issues Manager
Investor Relations and Communication      W: 61 8 9348 4281
972 444 9001                              M: 61 419 588 166

                                          Investment Contact:
                                          Mike Lynn, Investor Relations Manager
                                          W: 61 8 9348 4283
                                          M: 61(10439) 691 592



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